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                        SERVICES AND MANAGEMENT AGREEMENT

      This Services and Management Agreement is made and entered into as of the 25th day of August, 2000, by and between Minnesota Soybean Processors, a Minnesota cooperative ("MnSP") and South Dakota Soybean Processors, Inc., a South Dakota cooperative ("SDSP").

                                    RECITALS:

      A. MnSP was incorporated for the purpose of raising equity and building and operating a soybean processing plant in southwest Minnesota (the "Plant" or "Project").

      B. SDSP is in the business of managing and operating a similar soybean processing facility in South Dakota.

      C.    MnSP desires to engage the services of SDSP to:

            i.    Assist MnSP in the preparation of a business plan;
            ii. Provide construction management services in building the Plant;
            iii.  Manage the Plant; and
            iv.   Market the soybean products from the Plant.

      D. SDSP desires to provide such services on the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of mutual covenants contained herein, the parties agree as follows:

I.    INITIAL PHASE

      1. SERVICES. SDSP shall not be responsible for preparation of the Offering Circular, nor compliance of the offering made pursuant to the Offering Circular with all applicable laws (other than its own conduct with respect thereto). SDSP agrees to assist MnSP in the initial phase of the Project by providing guidance in matters such as the business plan and review of the business components of the offering circular. MnSP is responsible for insuring that the equity drive complies with all applicable laws. Two (2) SDSP Board members and two (2) SDSP management level employees intend to attend MnSP's equity meetings as resource persons with respect to the business components of the Project.

      2. PROJECTED EQUITY. MnSP has set the minimum equity target as 50% of the cost of an 80,000-bushel per day plant and the maximum equity target as 60% of the cost of a 120,000 bushel per day plant. If the equity raised falls short of the minimum target, the equity funds will be returned to the investors unless an alternative agreement that is acceptable to the parties of this Agreement is reached.

      3. ESCROW. MnSP shall place all funds received from the sale of Class A Preferred Shares into an escrow account to be held until the minimum equity target is reached.

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      4.    EQUITY DRIVE. The equity drive is anticipated to begin August 20,
2000 and end April 30, 2001.

II.   CONSTRUCTION MANAGEMENT

      1. SERVICES. SDSP agrees to provide the following construction management services for the Project:

            a. Assist MnSP in preparing and administering construction contracts;

            b. Assist MnSP in obtaining building permits and special permits for permanent improvements;

            c. Assist MnSP in selecting and arranging for the purchase of equipment;

            d.    Assist MnSP in evaluating and selecting contractors;

            e. Provide on-site, daily administrative, management and related services to coordinate scheduled activities and responsibilities of the contractors;

            f     Provide site engineering services;

            g.    Expedite and coordinate the delivery of materials;

            h. Maintain cost accounting records and monitor the construction budget;

            i. Review and process applications for contractors for progress and final payments.

      2. PRICES. SDSP cannot and does not warrant or represent that bids or negotiated prices will not vary from the Project budget proposed, established or approved by MnSP, or from any cost estimate prepared by SDSP, SDSP shall not be liable for any cost-overruns.

      3. HAZARDOUS MATERIALS. SDSP shall have no responsibility for the discovery, presence, handling, removal or disposal of or exposure of persons to hazardous materials in any form at the Project site.

      4. COMPENSATION. In consideration for SDSP's construction management services, MnSP agrees to pay SDSP ten percent (10%) of the total equity raised by MnSP in its equity drive within thirty (30) days following the availability of funds raised. Funds from the sale of common shares will be available upon collection from the members. Funds from the sale of equity shares will not be available until the minimum equity target is reached. MnSP will establish a payment schedule for its members to match its need for funds through the construction phase. In the event MnSP chooses an early equity payment schedule (such as all capital will be collected prior to

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commencing construction) SDSP agrees that payments will be adjusted to reflect the percentage of completion of the Project.

      5. REINVESTMENT OF INCOME. SDSP agrees to reinvest a minimum of eighty percent (80%) of the fees paid by MnSP into the Plant. SDSP will reinvest in MnSP's equity units within ten (10) days of receipt of the final payment to be made to SDSP. SDSP may invest up to one hundred twenty percent (120%) of the fees paid by MnSP. The purchase price for the equity units sold to SDSP will be $2.00 per unit.

      6. EXPENSES. MnSP, at its own cost and expense, will furnish all legal, accounting, insurance and design engineering services as may be necessary at any time for the Project.

III.  MANAGEMENT AND MARKETING SERVICES

      1.    MANAGEMENT.

            a. DUTIES AND RESPONSIBILITIES. MnSP hereby contracts with SDSP exclusively and SDSP hereby accepts responsibility as manager and operator of the Plant. SDSP shall have the day-to-day management control of the business of the Plant and shall have the responsibility and authority to take all actions necessary or appropriate to accomplish the purposes of the Plant including, without limitation, the power and authority:

                  i. To manage, supervise and conduct in good faith the day-to-day affairs of the Plant.

                  ii. To hire such employees and independent contractors as SDSP shall determine to be reasonably necessary to the operations of the Plant.

                  iii. To purchase or otherwise obtain the right to use equipment, supplies, hardware and software technology associated with the Plant, except that new purchases in amounts exceeding $250,000 must be approved in advance by MnSP, which approval shall not be unreasonably withheld. As used in the preceding sentence, "new purchases" does not refer to equipment, supplies, hardware and software technology associated with the initial construction of the Plant or associated with future expansions of the Plant approved by MnSP, nor does it refer to repairs to or replacements of the equipment, supplies, hardware and software technology associated with the initial Plant or the expanded Plant. The MnSP Board will provide resolutions to allow SDSP management to enter into contracts and approve expenditures below the $250,000 threshold according to SDSP's expenditure authorization limit policy.

                  iv. To maintain adequate records and accounts of all operations and expenditures relating to the operations of the Plant.

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                  v.    To execute all instruments of any kind or character
            which SDSP in its discretion shall deem necessary or appropriate to carry out its duties and responsibilities.

                  vi. To establish bank accounts, collect customer payments, disburse cash and make other payments.

                  vii. To obtain liability and other insurance at the expense of MnSP, to protect the Plant properties and assets.

                  viii. To carry on any other activities necessary to, in
            connection with, or incidental to any of the foregoing or the day-to-day operations of the Plant.

                  ix. To maintain, at the expense of MnSP, adequate records and accounts of all operations mid expenditures and furnish MnSP with monthly statements of account as of the close of each month, together with all necessary annual tax reporting information, and patronage distributions.

                  x. Overseeing all business operations, Plant operations, purchasing operations, marketing operations, personnel operations, and any and all other items relating to Plant operations and profitability.

                  xi. Maintaining a positive company image and relationship in the city, community; county, state and nation.

                  xii. Administering the wage and benefit package of MnSP's employees as approved by MnSP's Board of Directors.

                  xiii. Ensuring that all city, county, state and federal rules and regulations are being met with respect to the operation of the Plant. This would include but not be limited to: air quality regulations, storm water discharge regulations, BATF regulations, OSHA regulations, state fuel regulations, state feed regulations, and any and all other regulations pertaining to Plant operations.

                  xiv. Working with any state or federal legislative effort that is positive to the soybean industry.

                  xv. Approving all plant purchases involving new items, and reviewing all invoices on a timely basis. Raw material and replacement purchases may be handled by individual departments.

                  xvi. Insuring that all raw product costs are minimized and that all finished product revenues are maximized.

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      2.    MARKETING.

            a. During the term of this Agreement, MnSP gives SDSP exclusive rights to market all products from the Plant. SDSP will sell MnSP's products using customary industry practices in an attempt to obtain the best market prices under market conditions known by SDSP at the time. SDSP gives no guaranty of profitability. SDSP shall perform its services in a manner that will maximize the long-term success and profitability of MnSP.

            b. SDSP will be responsible for invoicing all loads, receiving payments from customers, and paying freight when necessary.

            c. SDSP will be responsible for billing and receipt of payment for all soybean products marketed.

            d. SDSP will make reasonable efforts to collect any past due accounts. Any collection agency fees resulting from the collections process will be borne by MnSP. All accounts receivable losses arising from the marketing of soybean products are the sole responsibility of MnSP.

            e. SDSP will provide MnSP monthly financial statements and other information as requested by MnSP's Board of Directors.

      3. EXPENSES. To the extent possible, all costs and expenses directly incurred by or on behalf of MnSP will be paid or allocated directly by or to MnSP. Any costs or expenses incurred by SDSP in performing its duties under this Agreement on behalf of the Plant or MnSP, shall be reimbursed by MnSP to SDSP. To the extent funds are expended by SDSP which are to be reimbursed to it, MnSP shall reimburse SDSP within five (5) days of receipt of an expense report from SDSP.

An allocation of the following expenses will be made directly to MnSP:

            a. Salaries and benefits of associates employed by SDSP whose hours can either be completely or partially identified as work completed directly for MnSP.

The parties will share the following operational costs:

            a. Salaries and benefits of the employees of SDSP who are commonly shared between the two plants, i.e. such as the Chief Executive Officer, Chief Financial Officer, and Commercial Manager.

            b. Salaries and benefits of all employees working at SDSP's plant and administrative office in Volga, South Dakota whose job duties include working for both MnSP and SDSP.

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            c.    All administrative expenses, such as computer maintenance, depreciation of office equipment, office supplies, and all other expenses which cannot be directly allocated to a specific plant.

Operational costs, which are shared by the parties, will be allocated according to the bushels of soybeans processed by each facility. The allocation percentages will be adjusted annually on August 31. Payments for the operational costs shall be made monthly, on or before the fifth business day of each month. All operational costs shall be allocated at their actual cost with no mark-up for the benefit of SDSP.

      4. PERFORMANCE. A committee of MnSP's Board will meet semi-annually with the officers of SDSP to evaluate SDSP's performance under this Agreement.

      5. BOOKS AND RECORDS. MnSP, its employees and agents, shall at all times have access to SDSP's records regarding the operation of MnSP's Plant and the services provided by SDSP hereunder.

IV.   MISCELLANEOUS

      1. EFFECTIVE DATE. This Agreement shall be effective upon execution, but SDSP's management and operational duties and MnSP's payment obligations shall not commence until two (2) months prior to the projected start of Plant operations, as determined by MnSP. MnSP shall provide written notice of commencement to SDSP sixty (60) days prior to the commencement of SDSP's management and marketing duties.

      2. TERM. SDSP shall provide management and operational duties pursuant to this Agreement for five (5) years.

      3. RENEWAL TERM. The term of SDSP's management and operational duties shall be automatically extended for an additional five (5) year term following the end of the initial term unless either party gives notice of termination by giving written notice at least one (1) year prior to the last day of the current term. This renewal provision shall apply in the same manner for all subsequent expiring terms. Therefore, every five (5) years this Agreement shall be either automatically extended or terminated by the giving of proper notice of termination by either party as provided.

      4.    TERMINATION.

            a. WITH CAUSE. Either party has the right to terminate this Agreement for cause by giving written notice to the other party of such termination, and this Agreement will be terminated immediately after such notice. As relates to termination for cause by MnSP, "for cause" means SDSP's failure or refusal to perform under this Agreement or willful misconduct, embezzlement, or other illegal or unethical acts by SDSP. As relates to termination for cause by SDSP, "for cause" means MnSP's failure or refusal to pay any fees when due.

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            b.    WITHOUT CAUSE. Either party may initiate the process to
      terminate this Agreement by giving one (1) year written notice to the other party of such termination. Such termination may be subject to costs as determined by the other party.

      5. COVENANT NOT TO HIRE SDSP EMPLOYEES. In the event of the termination of this Agreement, MnSP shall not solicit or hire any management level employee(s) of SDSP without the written consent of SDSP for one (1) year subsequent to the termination of SDSP's services.

      6. MnSP REPRESENTATION IN CEO SELECTION. In the event that SDSP's Board of Directors needs to hire a Chief Executive Officer for SDSP, MnSP will have representation on the selection committee with SDSP's Board of Directors having the authority to hire the Chief Executive Officer.

      7. MnSP CONTRACTS WITH SDSP. Neither SDSP nor any of its respective officers, directors, or shareholders shall be prohibited from contracting with the Plant, nor shall such parties be prevented from entering into any transactions to sell to or purchase from the Plant any goods, supplies, equipment, or services of any kind whatsoever, or to loan money on terms not less favorable than those available pursuant to transactions negotiated on an arm's length basis by non-affiliated persons or entities.

      8. INDEPENDENT CONTRACTOR STATUS. SDSP, in the performance of its duties under this Agreement, shall occupy the position of an independent contractor with respect to MnSP. Nothing contained herein shall be construed as making the parties partners or joint venturers nor, except as expressly provided herein, construed as making SDSP an employee of MnSP.

      9. DUTIES OF MnSP. MnSP agrees to cooperate with SDSP in the performance of SDSP's duties and responsibilities under this Agreement, to act in good faith; and to do all reasonable things necessary to aid SDSP's performance as an independent contractor under the terms of this Agreement. MnSP, through its Board of Directors, shall be responsible for getting and overseeing its membership policies, for insuring that MnSP complies with all securities and taxation laws, for determining the MnSP's insurance needs, and for setting forth the policy guidelines under which SDSP shall perform its responsibilities set forth herein.

      10. EQUIPMENT. MnSP shall cause all of the equipment initially installed in the Plant to remain with the Plant for the duration of this Agreement.

      11. MnSP-OWNED PROPERTY. The ownership of all MnSP-owned nonexpendable property and equipment shall remain with MnSP and shall not be removed from the Plant, except in the ordinary course of business, without MnSP's prior written approval. SDSP shall have the use of all MnSP-owned equipment during the term of this Agreement.

      12. ADDITIONAL AND REPLACEMENT EQUIPMENT. SDSP may, from time to time during the term of this Agreement, install machinery, equipment, and other property in the Plant, which may be attached or affixed to property. All such machinery, equipment and other personal property purchased by SDSP and not paid for from operational revenues shall remain the sole property of

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SDSP. Upon termination of this Agreement, SDSP shall remove its machinery, equipment and other personal property and repair any damage caused by said removal.

      13. PROPRIETARY INFORMATION. SDSP has furnished, or will furnish, to MnSP information including, but not limited to, specifications, photocopies, magnetic tapes, drawings, sketches, models, samples. tools, technical information, data, know-how, customer and market information, financial reports, pre-contractual negotiations, engineering studies, consultants' studies, options for site purchases, and relationships established with experts, consultants and governmental agencies (all hereinafter designated as "Proprietary Information") for the purpose of enabling the Plant to be constructed and operated. The Proprietary Information is and shall remain SDSP's property to use as it sees fit in its sole discretion.

      14. ASSIGNMENT. This Agreement shall be assignable by either party upon mutual written consent of the other party.

      15.   INSURANCE.

            a. MnSP'S INSURANCE. MnSP shall carry and maintain at its expense the following minimum insurance policies:

                  i. A commercial liability insurance policy to afford protection with limits for each occurrence of not less than $1,000,000.00 with respect to personal injury or death of any one person, $1,000,000.00 with respect to the personal injury or death occurring or resulting from one occurrence, and $2,000,000.00 general aggregate. SDSP shall be added as an additional insured on a primary basis.

                  ii. An all-risk property and casualty insurance policy, written at full insurable value and with replacement cost endorsement, covering MnSP's buildings, improvements, equipment, boiler and machinery, business interruption, and personal property.

                  iii. An umbrella policy to afford protection with a limit of not less than $5,000,000.00.

                  iv. Workers' compensation insurance required by Minnesota and South Dakota law.

                  v. Automobile liability and collision insurance with a combined single limit of not less than $1,000,000.00 for all owned and non-owned automobiles.

            b. SDSP'S INSURANCE. SDSP shall carry quid maintain at its expense the following insurance policies:

                  i. A commercial liability insurance policy to afford protection with limits for each occurrence of not less than $1,000,000.00 with respect to personal injury or death or any one person, $1,000,000.00 with respect to the personal injury

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            or death occurring or resulting from one occurrence and
            $2,000,000.00 general aggregate.

                  ii. In the event that property is owned by SDSP, an all-risk property and casualty insurance policy, written at full insurable value and with replacement cost endorsement, covering SDSP's personal property.

                  iii. An umbrella policy to afford protection with a limit of not less than $5,000,000.00.

                  iv. Workers' compensation insurance required by Minnesota and South Dakota law.

                  v. In the event autos are owned by SDSP, automobile liability and collision insurance with the combined single limit of not less than $1,000,000.00.

                  vi. Non-owned automobile liability insurance in the amount of $1,000,000.00.

                  vii. Errors and omissions insurance in the amount to be determined by SDSP.

            c. POLICY REQUIREMENTS. Any insurance required to be carried or maintained pursuant to this Agreement shall be with a company or companies who shall be licensed to do business in Minnesota and South Dakota. Each party's commercial general liability insurance shall name the other party as an additional insured. All policies shall contain a provision by which the insurer agrees that such policy shall not be canceled except after thirty (30) days' written notice to the other party. A certificate of insurance shall be provided to each party upon request.

            d. WAIVER OF CLAIMS. Neither MnSP nor SDSP shall be liable to the other party for any loss or damage to any building, improvement or other tangible property owned by the other including, but not limited to, lost rents, income and profits, even though such loss or damage might have been occasioned by the negligence of such, party, its employees, agents or contractors.

      16.   INDEMNITY.

            a. BY MnSP. MnSP shall indemnify, hold harmless and defend SDSP and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses including, but not limited to, attorneys' and other professional fees in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of SDSP's services provided under the terms and conditions of this Agreement except that MnSP shall not indemnify, hold harmless and defend SDSP from (i) the negligent or intentional acts of SDSP and its officers, directors, employees and agents, (ii) any act beyond the scope of SDSP's services to be rendered

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      under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders arising from the acts or omissions of SDSP or its officers, directors, employees and agents.

            b. INDEMNITY BY SDSP. SDSP shall indemnify, hold harmless and defend MnSP and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys' and other professional fees in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or intentional acts of SDSP and its officers, directors, employees and agents, (ii) any act beyond the scope of SDSP's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders arising from the acts or omissions or SDSP of its officers, directors, employees and agents.

      17. GOVERNING LAW. This Agreement has been executed in South Dakota and shall be governed by the laws of the State of South Dakota. The parties consent to the jurisdiction of the courts of the State of South Dakota and agree that any action arising out or to enforce this Agreement must be brought and maintained in South Dakota.

      18. NOTICES. Any notice required or permitted herein to be given shall be given in writing and shall be delivered by United States registered or certified mail, return receipt requested, to the Chief Executive Officer of SDSP or Chairman of MnSP, as the case may be, at the addresses set forth below or such address as MnSP or SDSP shall provide notice of from time to time during the term of this Agreement:

                     MnSP:       Minnesota Soybean Processors
                                 Attention: Robert Kirchner
                                 P.O. Box 100
                                 Brewster, Minnesota 56119

           With a copy to:       Lindquist & Vennum, PLLP
                                 4200 IDS Center
                                 80 South Eighth Street
                                 Minneapolis, Minnesota 55402
                                 Fax: (612) 371-3207
                                 Attention: Michael Weaver

                     SDSP:       South Dakota Soybean Processors
                                 Attention: Rodney Christianson
                                 Post Office Box 500
                                 Volga, SD 57071

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           With a copy to:       James M. Wiederrich
                                 Woods, Fuller, Shultz & Smith P.C.
                                 Post Office Box 5027
                                 Sioux Fails, SD 57117-5027
                                 Fax: 605-339-3357


      19. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the respective parties and their permitted assigns and successors in interest.

      20. SEVERABILITY. Should any term or provision hereof be deemed invalid, void, or unenforceable either in its entirety or in a particular application, the remainder of this Agreement shall nonetheless remain in full force and effect and, if the subject term or provision is determined to be invalid, void or unenforceable only with respect to a particular application, such term or provision shall remain in full force and effect with respect to all other applications.

      21. WAIVERS. No waiver of any breach of any of the terms or conditions of this Agreement shall beheld to, be a waiver of any other subsequent breach; nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

      22. COUNTERPARTS. This Agreement will be executed in multiple counterparts, all of which shall constitute but one Agreement.

      23. AMENDMENT. This Agreement may be amended with the written consent of MnSP and SDSP.

      24. ENTIRE AGREEMENT. This Agreement is the entire Agreement between the parties. Any amendment hereto must be in writing and signed by both parties to come into full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

                                   MINNESOTA SOYBEAN PROCESSORS

                                   By    /s/ Robert Kirchner
                                     ----------------------------------
                                     Its  President
                                        -------------------------------

                                   SOUTH DAKOTA SOYBEAN PROCESSORS

                                   By    /s/ Paul W. Casper
                                     ----------------------------------
                                     Its  President
                                        -------------------------------